Exhibit 99.1

Media contact:
Gina Penzig,
communications media representative
Phone: 785.640.9970
gina_penzig@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES THIRD QUARTER 2005 RESULTS

TOPEKA, Kan., Nov. 4, 2005 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $84.2 million, or $0.97 per share, for the third quarter 2005, including $27.6 million, after tax, or $0.32 per share, related to mark-to-market non-cash gains on fuel supply contracts for generating units. This compares with earnings of $60.1 million, or $0.70 per share, for the third quarter 2004. The company cited higher valuations of fuel supply contracts, warmer weather than for the third quarter in 2004 and reduced interest expense as key items affecting results. For the nine months ended Sept. 30, 2005, the company reported earnings of $127.2 million, or $1.47 per share, including $42.8 million, after tax, or $0.49 per share, related to mark-to-market non-cash gains on fuel supply contracts for generating units, compared with earnings of $89.3 million, or $1.09 per share, for the first nine months of 2004. The company expects the mark-to-market gains associated with fuel supply contracts to be temporary and to be offset with equal mark-to-market non-cash losses that will be recorded as the company takes delivery of fuel over the life of the contracts.

Third quarter 2005 ongoing earnings, a non-GAAP (generally accepted accounting principles) measure that excludes special items, were $88.6 million, or $1.02 per share, compared with $62.7 million, or $0.73 per share, for the same period in 2004. The increase in third-quarter

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ongoing earnings resulted primarily from mark-to-market gains on fuel contracts, increased sales and reduced interest expense. These items were partially offset by higher fuel, purchased power and operating expenses. Increased wholesale sales and warmer weather than during the same period last year were the primary factors contributing to increased sales.

Ongoing earnings for the nine months ended Sept. 30, 2005, were $135.5 million, or $1.56 per share, compared with $103.8 million, or $1.27 per share, for the same period of 2004. The increase in year-to-date ongoing earnings resulted primarily from mark-to-market gains on fuel contracts, increased sales, corporate-owned life insurance and reduced interest expense. These items were partially offset by higher fuel, purchased power and operating expenses and reduced investment earnings. Warmer weather than during the same period last year was the primary factor contributing to increased sales.

The mark-to-market gain on fuel contracts was $45.8 million ($27.6 million after tax), or $0.32 per share, in the third quarter 2005 and $71.1 million ($42.8 million after tax), or $0.49 per share, for the nine months ended Sept. 30, 2005, nearly all of which was associated with a coal supply contract for the company’s Lawrence and Tecumseh Energy Centers. Based on the terms of these contracts, changes in the fair value of these contracts are marked-to-market through earnings in accordance with GAAP. The company expects the mark-to-market gains associated with these contracts to be temporary and to be offset with equal mark-to-market losses that will be recorded as the company takes delivery of the fuel over the life of the contracts. The future mark-to-market treatment on these fuel contracts may change if the company’s request for a fuel adjustment clause is approved by the Kansas Corporation Commission. With a fuel adjustment clause, the mark-to-market gains would no longer be reflected on the income statement. At the time a fuel adjustment clause is approved, the current balance of the mark-to-market gains would be reversed and recorded as additional fuel expense.

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Third Quarter Results

Westar Energy reported revenues of $477.9 million for the third quarter 2005 compared with $421.5 million for the same period in 2004, an increase of 13.4 percent. Retail sales increased $29.2 million, or 9.0 percent, for the third quarter 2005 compared with the same period in 2004 due primarily to warmer weather, as measured by cooling degree days. Cooling degree days for the third quarter 2005 were 30 percent higher than for the third quarter 2004, when the weather was unusually cool. Wholesale sales increased $25.5 million for the third quarter of 2005 compared with the same period in 2004. Tariff-based wholesale sales volumes increased due primarily to warmer weather, while market-based wholesale sales decreased due to reduced electricity available for sale. Increased demand from native load customers and generator curtailment due to coal delivery constraints were significant factors that reduced electricity available for market-based sales. Energy marketing increased $2.0 million for the third quarter 2005 compared with the same period in 2004 due primarily to changes in market conditions.

Total operating expenses for the third quarter of 2005 increased $21.5 million compared with the same period in 2004. Fuel and purchased power expenses increased $12.0 million due primarily to the company burning more fuel and purchasing more power to meet higher customer demand. The higher unit cost of fuel burned reflects higher fuel commodity prices and the use of generating units that burn more expensive fuels to meet higher customer demand. The increase in purchased power expense is due to the company purchasing greater quantities at higher unit costs when it was more economical to purchase power than to operate the company’s available

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generating units. The increase in fuel and purchased power costs for the third quarter was significantly offset by $41.9 million increase in mark-to-market gains associated with fuel contracts, primarily with the coal supply contract for Lawrence and Tecumseh Energy Centers. Operating expenses increased $9.2 million due primarily to increased operating and maintenance expense for the company’s distribution system, a $3.5 million charge related to terminating development of a plant operating system at Wolf Creek Generating Station and increased employee pension and benefit costs. These increases were offset partially by a decrease in the lease expense for La Cygne Unit 2 as a result of the amendment of the lease agreement and refinancing of the debt related to the La Cygne lease.

Interest expense for the third quarter 2005 was $26.9 million compared with $31.5 million for the same period in 2004, reflecting lower debt balances and lower interest rates due to financing activities.

Nine-Month Results

Westar Energy reported revenues of $1.2 billion for the nine months ended Sept. 30, 2005 compared with $1.1 billion for the same period in 2004, an increase of 6.2 percent. Retail revenues increased $37.5 million due largely to warmer weather for the nine months ended Sept. 30, 2005 compared with the same period in 2004. Wholesale sales increased $28.0 million for the nine months ended Sept. 30, 2005 compared with the same period in 2004 due to increased tariff-based sales, which offset a decline in market-based sales. Tariff-based wholesale sales increased due primarily to warmer weather. Market-based sales volumes were lower in the nine months ended Sept. 30, 2005, due to reduced amounts of electricity available for sale into the wholesale market. Energy marketing increased $5.7 million for the nine months ended Sept. 30, 2005 compared with the same period in 2004 due primarily to changes in market conditions.

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Total operating expenses for the nine months ended Sept. 30, 2005 increased $46.9 million compared with same period in 2004. The $22.5 million increase in fuel and purchased power expenses was due primarily to planned maintenance outages at baseload generating units, which caused the company to rely on purchased power or electricity generated at its units that burn more costly fuels and higher fuel prices. This increase was offset significantly by a $67.7 million increase in mark-to-market gains associated with fuel contracts, related primarily with the coal supply contract for Lawrence and Tecumseh Energy Centers. Operating expenses increased $23.4 million due to increased planned power plant maintenance, increased operating expenses associated with the termination of shared services agreements, additional operating and maintenance on the company’s distribution system, a $3.5 million charge related to terminating development of a plant operating system at Wolf Creek Generating Station and increased employee pension and benefit costs. These higher expenses were partially offset by a decrease in the lease expense for La Cygne Unit No. 2.

Other income and expense for the nine months ended Sept. 30, 2005 was $4.1 million of income compared with an expense of $15.5 million for the same period in 2004. The change between periods reflects lower investment earnings and $5.9 million of income from corporate-owned life insurance in 2005 compared with a loss of $18.8 million on the extinguishment of debt in 2004. The lower investment earnings reflect the company’s sale in 2004 of securities held in companies with which it was previously affiliated.

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Interest expense for the nine months ended Sept. 30, 2005 was $84.5 million compared with $112.2 million for the same period in 2004. The lower interest expense reflects reduced outstanding debt balances and lower interest rates due to financing activities.

2005 Ongoing Earnings Guidance

Based on the company’s results for the nine months ended Sept. 30, 2005, Westar Energy affirmed its previously announced 2005 full-year ongoing earnings guidance of $1.50 to $1.60 per share. Westar Energy’s March 16, 2005, earnings release together with its attachments provides a discussion of the company’s ongoing earnings guidance and the earnings drivers and adjustments used in arriving at 2005 full-year ongoing earnings guidance. As discussed in that earnings release, the company’s ability to achieve that level of ongoing earnings is dependent on a number of variables, including weather, forced outages at its generating plants, prices in fuel and wholesale markets and actual corporate-owned life insurance income. The company noted that in arriving at and affirming its 2005 full-year ongoing earnings guidance it excluded the impact of mark-to-market changes in the fair value of the coal supply contract for its Lawrence and Tecumseh Energy Centers. In addition, the company notes that the absence of regular, timely coal deliveries could have a material impact on the company’s financial condition and results of operations and could affect its ability to meet guidance.

Coal delivery interruptions and delays have caused the company’s coal inventory levels to decline during the year. As a result, the company increased coal conservation efforts, which resulted in lower volumes of power available to sell in the wholesale market and increased fuel and purchased power expenses. For the nine months ended Sept. 30, 2005, the impact of these efforts has been limited to the company forgoing some off-peak sales. If disruptions continue, the

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company may have to further limit wholesale sales, serve its customers with electricity generated using more expensive fuel types or purchase power in the wholesale market or use a combination of these alternatives. Such circumstances would have a negative impact on earnings that could cause ongoing earnings to be at or below the lower end of the present guidance.

Ongoing Earnings

This news release describes “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors a useful indicator of results that is comparable between periods. Ongoing earnings exclude the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company. A reconciliation of GAAP earnings to ongoing earnings is attached to this release.

Conference Call

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Standard Time on Nov. 4, 2005. Mark Ruelle, executive vice president and chief

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financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 800-392-9307, code WESTAR. Listeners may access a live webcast of the conference call via the company’s Web site, www.wr.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Gina Penzig.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 659,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

WESTAR ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Year to Date September 30,
	2005	2004	Change	2005	2004	Change
Sales	$477,896	$421,489	$56,407	$1,189,201	$1,120,181	$69,020

Fuel and purchased power	132,030	120,037	11,993	343,437	320,892	22,545
Depreciation and amortization	42,821	42,464	357	127,682	126,649	1,033
Operating expenses	149,790	140,608	9,182	447,490	424,128	23,362

Total Operating Expenses	324,641	303,109	21,532	918,609	871,669	46,940

Income from Operations	153,255	118,380	34,875	270,592	248,512	22,080

Other income (expense)	486	1,471	(985)	4,081	(15,526)	19,607
Interest expense	26,886	31,508	(4,622)	84,488	112,203	(27,715)
Income tax expense	42,380	27,974	14,406	62,218	37,644	24,574

Income from Continuing Operations	84,475	60,369	24,106	127,967	83,139	44,828

Results of discontinued operations, net of tax	—	—	—	—	6,888	(6,888)

Preferred dividends	242	242	—	727	727	—

Earnings Available for Common Stock	$84,233	$60,127	$24,106	$127,240	$89,300	$37,940

Average equivalent common shares outstanding	86,950	86,059		86,784	81,849

Basic Earnings Per Share	$0.97	$0.70	$0.27	$1.47	$1.09	$0.38

Reconciliation of GAAP to Non-GAAP
Earnings Available for Common Stock	$84,233	$60,127		$127,240	$89,300
Special Items (After-Tax):
Discontinued operations	—	—		—	6,888
Investigation/litigation expense	(2,252)	(2,557)		(6,090)	(7,265)
RSU vesting for former management	—	—		—	(2,750)
Loss on debt retirement	—	—		—	(11,346)
Write-off plant operating system development	(2,134)	—		(2,134)	—

Total Special Items	(4,386)	(2,557)		(8,224)	(14,473)

Ongoing Earnings	$88,619	$62,684		$135,464	$103,773

Basic Ongoing Earnings Per Share	$1.02	$0.73		$1.56	$1.27

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.